UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25
                           NOTIFICATION OF LATE FILING

(Check One):   |_|Form 10-K         |_|Form 20-F          |_|Form 11-K
               |X|Form 10-Q         |_|Form N-SAR

               For Period Ended: February 28, 2009

               [  ]  Transition Report on Form 10-K
               [  ]  Transition Report on Form 20-F
               [  ]  Transition Report on Form 11-K
               [  ]  Transition Report on Form 10-Q
               [  ]  Transition Report on Form N-SAR

               For the Transition Period Ended: ___________________________

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

________________________________________________________________________________

PART I - REGISTRANT INFORMATION
-------------------------------

XTRASAFE, INC.
-----------------------
Full Name of Registrant

N/A
-------------------------
Former Name if Applicable

600 LEXINGTON AVE, 9TH FLOOR
---------------------------------------------------------
Address of Principal Executive Office (Street and Number)

NEW YORK, NY 10022
------------------------
City, State and Zip Code
________________________________________________________________________________

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PART II - RULES 12B-25(B) AND (C)
---------------------------------

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box, if appropriate)

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

      b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar
|X| day following the prescribed due date; or the subject (quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
________________________________________________________________________________

PART III - NARRATIVE
--------------------

         State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period.

         The Company's Quarterly Report on Form 10-Q for the period ended February 28, 2009 cannot be filed within the prescribed time period because the Company requires additional time for compilation and review to insure adequate disclosure of certain information required to be included in the Form 10-Q. The Company's Quarterly Report on Form 10-Q will be filed on or before the 5th calendar day following the prescribed due date.
________________________________________________________________________________

PART IV - OTHER INFORMATION
---------------------------

(1) Name and telephone number of person to contact in regard to this notification.

      Sidney Zion                     646                  340-9051
      -----------                 -----------          ------------------
        (Name)                    (Area Code)          (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities and Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

      |X| Yes    |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

      |_| Yes    |X| No
________________________________________________________________________________

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                                 XTRASAFE, INC.
                ------------------------------------------------
                (Name of Registrant as specified in its charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: April 14, 2009                    By: /s/ Sidney Zion
                                            ---------------
                                            Sidney Zion
                                            Chief Executive Officer

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